EXHIBIT (j)(2)(b)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated November 20, 2020, with respect to the financial statements and financial highlights of Calvert Conservative Allocation Fund, Calvert Moderate Allocation Fund, and Calvert Growth Allocation Fund, each a series of Calvert Social Investment Fund, Inc., as of September 30, 2020, and for the respective years presented therein, incorporated herein by reference. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus, “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 27, 2022